As filed with the Securities and Exchange Commission on April 25, 2013.

Registration No. 333-186159

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

ON FORM S-3

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

F.N.B. CORPORATION

(Exact name of registrant as specified in its charter)

Florida	25-1255406
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One F.N.B. Boulevard

Hermitage, Pennsylvania 16148

(724) 981-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vincent J. Delie, Jr.

President and Chief Executive Officer

F.N.B. Corporation

One F.N.B. Boulevard

Hermitage, Pennsylvania 16148

(724) 981-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Gary R. Walker, Esquire

Reed Smith LLP

Reed Smith Centre

225 Fifth Avenue

Pittsburgh, PA 15222

(412) 288-3131

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common stock, $0.01 par value	10,158	N/A	N/A	N/A

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also be deemed to cover any additional securities to be offered or issued in connection with the provisions of the Annapolis National Bancorp, Inc. 2000 Stock Incentive Plan (the “Plan”), which provides for adjustments in the amount of securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	This Post-Effective Amendment No. 2 covers securities that were originally registered on F.N.B. Corporation’s Registration Statement on Form S-4 (Registration No. 333-186159), as amended, filed on February 25, 2013. All filing fees payable in connection with the issuance of these securities were previously paid in connection with the initial filing of F.N.B. Corporation’s Registration Statement on Form S-4 (Registration No. 333-186159) with the Securities and Exchange Commission on January 23, 2013.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

F.N.B. Corporation, a Florida corporation, hereby amends its Registration Statement on Form S-4 (Registration No. 333-186159), as amended by pre-effective amendment no. 1 and by post-effective amendment no. 1 on Form S-8, by filing this post-effective amendment no. 2 on Form S-3.

The Form S-4 related to 4,716,000 shares of F.N.B. common stock to be issued by F.N.B. in connection with its acquisition of Annapolis Bancorp, Inc., a Maryland corporation. In the acquisition, Annapolis Bancorp was merged with and into F.N.B., with F.N.B. being the surviving corporation. The merger consideration paid by F.N.B. for each share of Annapolis Bancorp common stock cancelled in the merger (excepting shares held by F.N.B., Annapolis Bancorp and their subsidiaries) was 1.143 shares of F.N.B. common stock, par value $0.01 per share, and $0.15 in cash. The shares registered on the Form S-4 consisted of: (A) shares to be distributed at the time of the merger in exchange for cancellation of the outstanding shares of Annapolis Bancorp common stock; and (B) shares reserved for issuance under various equity-based compensation plans. Those equity-based compensation plans were assumed by F.N.B. upon completion of the merger. All outstanding Annapolis Bancorp stock options and share awards outstanding at the effective time of the merger then became stock options and share awards with respect to shares of F.N.B. common stock, based on a formula described in the Form S-4.

The acquisition was completed on April 6, 2013.

This post-effective amendment no. 2 on Form S-3 relates to 10,158 shares of F.N.B.’s common stock in the aggregate, which are reserved for issuance by F.N.B. upon the exercise or settlement of stock options issued under the Annapolis National Bancorp, Inc. 2000 Stock Incentive Plan, all of which stock options are held by a former director of Annapolis Bancorp. All such shares of common stock were originally registered on the Form S-4.

The information in this prospectus is not complete and may be changed. F.N.B. Corporation may not issue these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 25, 2013

PROSPECTUS

F.N.B. CORPORATION

10,158 Shares

Common Stock, $0.01 Par Value

Annapolis National Bancorp, Inc. 2000 Stock Incentive Plan

This prospectus relates to 10,158 shares of our common stock, par value $0.01 per share, which may be offered and sold pursuant to outstanding stock options awarded under the Annapolis National Bancorp, Inc. 2000 Stock Incentive Plan. We assumed the obligations of Annapolis Bancorp, Inc. under that plan upon completion of our acquisition of Annapolis Bancorp on April 6, 2013. As a result, those stock options relate to our common stock; and shares of our common stock will be issued to the award holders upon exercise or settlement of their awards, instead of shares of Annapolis Bancorp, Inc. common stock. We will receive the exercise price of the options (as adjusted to give effect to the merger) if and when the options are exercised.

Our common stock is listed on the New York Stock Exchange under the symbol “FNB.”

Investing in our common stock involves risks. See “RISK FACTORS” on page 1, and under similar headings in other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is [            ], 2013.

RISK FACTORS

Investing in our common stock involves a number of different risks. We urge you to read and consider the risk factors and other disclosures relating to an investment in our securities described in any prospectus supplement or free writing prospectus that we may use in the future for this offering, and in our Annual Report on Form 10-K for the year ended December 31, 2012, as updated by our subsequent filings under the Securities Exchange Act of 1934 and the other reports and documents we file with the Securities and Exchange Commission after the date of this prospectus, which are incorporated by reference in this prospectus. You should consider carefully those risks as well as other information that is contained in this prospectus, any prospectus supplement, the documents incorporated by reference in this prospectus and any prospectus supplement, and any free writing prospectuses that we have authorized for use, before deciding whether to purchase any of our common stock. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock, and you may lose all or part of your investment.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on the shareholder and investor relations page of our corporate website at www.fnbcorporation.com. Except for those SEC filings incorporated by reference in this prospectus, none of the other information on those websites is part of this prospectus. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

INFORMATION INCORPORATED BY REFERENCE

We incorporate by reference into this prospectus the information in documents we file with the SEC, which means we can disclose important information to you through those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus has updated the information incorporated by reference and some information filed subsequently with the SEC will automatically update this prospectus. We incorporate by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2012;

•	the portions of our definitive proxy statement on Schedule 14A filed on April 3, 2013 that are incorporated by reference in our annual report on Form 10-K for the year ended December 31, 2012;

•

our Current Reports on Form 8-K filed on January 23, 2013, January 24, 2013, February 1, 2013, February 19, 2013, February 20, 2013, February 26, 2013, February 27, 2013 (two filings), March 26, 2013, April 8, 2013 and April 23, 2013 (in each case, except to the extent furnished but not filed); and

•

the description of F.N.B. common stock contained in our registration statement filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by F.N.B. pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the date of the filing of such documents; provided, however, that we are not incorporating by reference any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

You may request, either orally or in writing, a copy of any or all of the documents that are incorporated in this prospectus by reference and we will provide a copy of those filings, including any exhibits that are specifically incorporated by reference into such documents, at no cost, by contacting David B. Mogle, our Corporate Secretary, at F.N.B. Corporation, One F.N.B. Boulevard, Hermitage, Pennsylvania 16148, or by calling (724) 981-6000.

You should rely only on the information contained in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of the applicable document.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the financial condition, results of operations, earnings outlook, business and prospects of F.N.B. You can find many of these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible” or other similar expressions.

These forward-looking statements involve certain risks, uncertainties and assumptions. The ability of F.N.B. to predict results or the actual effects of its plans and strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under the heading “Risk Factors” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q and elsewhere, which are incorporated by reference in this prospectus, as well as the factors identified below.

•	F.N.B.’s businesses, financial results and balance sheet values are affected by business and economic conditions, including the following:

•	Changes in interest rates and valuations in debt, equity and other financial markets.

•	Disruptions in the liquidity and other functioning of U.S. and global financial markets.

•	Actions by the Federal Reserve Board, U.S. Department of the Treasury and other government agencies, including those that impact money supply and market interest rates.

•

Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness which adversely affect loan utilization rates, delinquencies, defaults and counterparty ability to meet credit and other obligations.

•	Slowing or failure of the current moderate economic recovery and persistence or worsening levels of unemployment.

•	Changes in customer preferences and behavior, whether due to changing business and economic conditions, legislative and regulatory initiatives, or other factors.

•

Legal and regulatory developments could affect F.N.B.’s ability to operate its businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management. These developments could include:

•

Changes resulting from legislative and regulatory reforms, including broad-based restructuring of financial industry regulation; changes to laws and regulations involving tax, pension, bankruptcy, consumer protection, and other industry aspects; and changes in accounting policies and principles. F.N.B. will continue to be impacted by extensive reforms provided for in the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and otherwise growing out of the recent financial crisis, the precise nature, extent and timing of which, and their impact on F.N.B., remains uncertain.

•	Changes to regulations governing bank capital and liquidity standards, including due to the Dodd-Frank Act and to Basel III initiatives.

•

Impact on business and operating results of any costs associated with obtaining rights in intellectual property, the adequacy of F.N.B.’s intellectual property protection in general and rapid technological developments and changes. F.N.B.’s ability to anticipate and respond to technological changes can also impact its ability to respond to customer needs and meet competitive demands.

•

Business and operating results are affected by F.N.B.’s ability to identify and effectively manage risks inherent in its businesses, including, where appropriate, through effective use of third-party insurance, derivatives, swaps, and capital management techniques, and to meet evolving regulatory capital standards.

•

Increased competition, whether due to consolidation among financial institutions; realignments or consolidation of branch offices, legal and regulatory developments, industry restructuring or other causes, can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues.

•

F.N.B. seeks to grow its business in part by acquiring other financial services companies, financial services assets and related deposits. These acquisitions often present risks and uncertainties, including, the possibility that the transaction cannot be consummated; regulatory issues; cost, or difficulties, involved in integration and conversion of the acquired businesses after closing; inability to realize expected cost savings, efficiencies and strategic advantages; the extent of credit losses in acquired loan portfolios and extent of deposit attrition; and the potential dilutive effect to current shareholders. Some of the risks and uncertainties involved in F.N.B.’s most recent acquisitions are as follows:

•

The Annapolis, Maryland market is a new market area for F.N.B., and F.N.B. may experience difficulties in expanding into this more competitive market, such as failure to retain customers and key personnel of Annapolis Bancorp and its subsidiary, BankAnnapolis.

•

F.N.B.’s pending acquisition of PVF Capital Corp., the parent company of Park View Federal Savings Bank, is anticipated to close within six months of the closing of its acquisition of Annapolis Bancorp. F.N.B. may experience difficulties, whether due to a shortage of management and personnel resources or other factors, in integrating the businesses of PVF Capital within a short time period after commencement of the integration process for the businesses of Annapolis Bancorp.

•

Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Industry restructuring in the current environment could also impact F.N.B.’s business and financial performance through changes in counterparty creditworthiness and performance and the competitive and regulatory landscape. F.N.B.’s ability to anticipate and respond to technological changes can also impact its ability to respond to customer needs and meet competitive demands.

•

Business and operating results can also be affected by widespread disasters, dislocations, cyber attacks, terrorist activities or international hostilities through their impacts on the economy and financial markets.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed in or implied by these forward-looking statements. You should not place undue reliance on these statements, which speak only as of the date of this prospectus or as of the date of any document incorporated by reference in this prospectus.

All forward-looking statements concerning the merger or other matters addressed in this prospectus and attributable to F.N.B. or any person acting on F.N.B.’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Unless required by applicable law or regulation, F.N.B. undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

F.N.B. CORPORATION

F.N.B. Corporation is a diversified financial services holding company headquartered in Hermitage, Pennsylvania that had $12.0 billion in assets as of December 31, 2012. F.N.B. provides a broad range of financial services to its customers through its principal operating subsidiary, First National Bank of Pennsylvania, and its insurance agency, consumer finance, trust company, wealth management and merchant banking subsidiaries.

As of December 31, 2012, F.N.B. had 247 community banking offices in Pennsylvania, eastern Ohio and northern West Virginia, a leasing company and an insurance agency. First National Bank of Pennsylvania offers the services traditionally offered by full-service commercial banks, including commercial and individual demand and time deposit accounts and commercial, mortgage and individual installment loans. First National Bank of Pennsylvania also offers various alternative investment products, including mutual funds and annuities. As of December 31, 2012, First National Bank of Pennsylvania had total assets, total liabilities and total shareholders’ equity of approximately $11.8 billion, $10.3 billion and $1.6 billion, respectively.

The completion of F.N.B.’s acquisition of Annapolis Bancorp on April 6, 2013 provided F.N.B. with an additional $435 million in total assets and eight banking offices in Anne Arundel and Queen Anne’s Counties, Maryland.

Regency Finance, F.N.B.’s consumer finance subsidiary, has 20 offices in Pennsylvania, 19 offices in Tennessee, 17 offices in Ohio, and 15 offices in Kentucky. Regency Finance principally makes personal installment loans to individuals and purchases installment sales finance contracts from retail merchants.

Another F.N.B. subsidiary, First National Trust Company, provides a broad range of personal and corporate fiduciary services, including the administration of decedent and trust estates. First National Trust Company had approximately $2.8 billion of assets under management as of December 31, 2012.

First National Investment Services Company, LLC offers a broad array of investment products and services for wealth management customers through a networking relationship with a brokerage firm. F.N.B. Investment Advisors, Inc., an investment advisor registered with the SEC, offers wealth management customers objective investment programs featuring mutual funds, annuities, stocks and bonds.

F.N.B.’s insurance segment operates principally through First National Insurance Agency, LLC, or FNIA. FNIA is a full-service insurance agency offering a broad line of commercial and personal insurance through major carriers to businesses and individuals primarily within F.N.B.’s geographic markets.

F.N.B.’s insurance segment also includes a reinsurance subsidiary, Penn-Ohio Life Insurance Company, which underwrites, as a reinsurer, credit life and accident and health insurance sold by F.N.B.’s lending subsidiaries. In addition, F.N.B. Bank has a direct subsidiary, First National Corporation, a Pennsylvania corporation, which offers title insurance products.

F.N.B. Capital Corporation, F.N.B.’s merchant banking subsidiary, offers subordinated debt and other types of financing options for small- to medium-sized commercial enterprises that need financial assistance beyond the parameters of typical commercial bank lending products.

F.N.B.’s principal corporate offices are located at One F.N.B. Boulevard, Hermitage, Pennsylvania 16148, and its telephone number at these offices is (724) 981-6000.

PLAN OF DISTRIBUTION

This prospectus covers the shares of F.N.B. common stock that are reserved for issuance upon exercise of stock options which were awarded to a former director of Annapolis Bancorp under the Annapolis National Bancorp, Inc. 2000 Stock Incentive Plan (the “Plan”) and assumed by F.N.B. in connection with its acquisition of Annapolis Bancorp. F.N.B. is offering those shares of its common stock directly to the holder of the stock options according to the terms of the award agreement governing his stock options. F.N.B. is not using an underwriter in connection with this offering.

USE OF PROCEEDS

Upon the exercise of options granted under the Plan, F.N.B. will receive the adjusted exercise price of these options, as described below. F.N.B. intends to use the proceeds from the option exercises for working capital and general corporate purposes.

DESCRIPTION OF THE AWARDS

Effect of the Merger on the Awards

On October 22, 2012, Annapolis Bancorp and F.N.B. entered into an Agreement and Plan of Merger, which provided for Annapolis Bancorp to be merged with and into F.N.B., with F.N.B. being the surviving corporation. The merger agreement contains the terms and conditions for the merger, including the treatment of Annapolis Bancorp stock options and other equity-based compensation awards in the merger. The merger of Annapolis Bancorp into F.N.B. became effective on April 6, 2013, and caused the following to occur at the time the merger became effective:

•

Each outstanding share of Annapolis Bancorp common stock (other than shares owned by F.N.B. or Annapolis Bancorp or their subsidiaries) was converted into the right to receive shares of F.N.B. common stock, par value $0.01 per share, plus $0.15 in cash. We used a fixed exchange ratio of 1.143 shares of F.N.B. common stock for each share of Annapolis Bancorp common stock to determine the amount of F.N.B. common stock to be exchanged in the merger.

•

The outstanding options issued under the equity-based compensation plans of Annapolis Bancorp no longer can be exercised for shares of Annapolis Bancorp common stock. Each of these options was converted into an option to acquire shares of F.N.B. common stock under the same terms and conditions that were in effect immediately before the merger, except for the following adjustments made to reflect the exchange ratio:

•

The number of shares of F.N.B. common stock purchasable under the option will be equal to the number of shares of Annapolis Bancorp common stock for which the option was previously exercisable multiplied by 1.143 (and rounded down to the nearest whole number of shares of F.N.B. common stock).

•	The exercise price will be equal to the exercise price per share in effect immediately before the merger divided by 1.143 (and rounded up to the nearest whole cent).

•

Each share award relating to Annapolis Bancorp common stock, including those designated as performance share awards, was converted into the right to receive a number of shares of F.N.B. common stock equal to 1.143 multiplied by the number of shares of Annapolis Bancorp common stock underlying the award, subject to any tax withholding requirements. Each share award otherwise will remain subject to the same restrictions, vesting and other terms and conditions that applied to the award before the merger.

Pursuant to the merger agreement, the Plan is continuing in existence after the merger. F.N.B. assumed Annapolis Bancorp’s obligations under the Plan and will continue to administer the Plan until all outstanding awards under the Plan are exercised or expire. No new options or other awards will be granted under the Plan. This prospectus is being sent to all holders of awards under the Plan who did not become employees or directors of F.N.B. at the time of the merger. The following section of this prospectus is a summary of the terms on which you may acquire shares of F.N.B. common stock under the Plan following the merger. The following summary is subject to, and qualified in its entirety by reference to, the full text of the Plan, which is incorporated by reference into this prospectus. See “Information Incorporated by Reference” for information on how to obtain a copy of the Plan.

Administration of the Plans

Since the merger, the Plan is being administered by the Compensation Committee of F.N.B.’s Board of Directors. Subject to the terms of the Plan, the Compensation Committee has the authority to construe and interpret the terms of the Plan and any award agreements under the Plan, adjust or modify award agreements for changes in applicable law and take any other action that the Compensation Committee considers to be necessary or advisable to administer the Plan. The members of the Compensation Committee are recommended by the Nominating and Corporate Governance Committee of Board of Directors in consultation with the Chairman of the Board of Directors, and approved by the full Board of Directors. The Compensation Committee is comprised of at least three members of F.N.B.’s Board of Directors who are not currently employees of F.N.B. The members of the Compensation Committee serve for such terms as the Board of Directors may determine and until their successors are duly qualified and appointed. The Compensation Committee is constituted to satisfy the disinterested administration standard set forth in Rule 16b-3 promulgated under the Securities and Exchange Act of 1934. However, the Compensation Committee may have one member who does not qualify as an “outside director” under Section 162(m) of the Internal Revenue Code, so long as such person does not vote on compensation-related matters.

Types of Awards

The only award currently outstanding under the Plan is a non-qualified stock option. This award is governed by the award agreement entered into by the award holder and Annapolis Bancorp and the terms of the Plan under which the award was issued.

The shares of F.N.B. common stock issuable upon exercise of the option under the Plan may be authorized but unissued shares.

Stock Options

Change in Control; Vesting; Exercise Period. The outstanding option under the Plan became immediately exercisable upon the signing of the merger agreement between F.N.B. and Annapolis Bancorp. The option may be exercised for 90 days following the date of termination of the holder’s service with Annapolis Bancorp.

Exercise Price. The exercise price of the non-qualified stock option under the Plan was set at the fair market value of a share of Annapolis Bancorp common stock at the date of grant, and is subject to adjustment to give effect to the merger with F.N.B. as described above.

How to Exercise Your Option. To exercise your stock option, you will need to give F.N.B. written notice of your intent to exercise your option, specifying the number of shares that you wish to purchase. Your notice must be accompanied by your payment of the exercise price. You may pay the exercise price by any one or several of the following methods:

•	You may deliver cash.

•

You may deliver shares of F.N.B. common stock that you already own, as long as the fair market value of those shares on the date of delivery, together with any cash you deliver, is equal to the exercise price of the option. For this method of payment, you are permitted to deliver shares that you acquired pursuant to the exercise of an option.

•

You may choose to use a “cashless” exercise method, as follows: When you deliver your exercise notice to F.N.B., you must simultaneously deliver irrevocable instructions to a broker-dealer that direct the broker-dealer (A) to sell the shares that you’re going to acquire by exercising your option, and (B) to pay the exercise price to F.N.B. by remitting to F.N.B. an amount of the sale proceeds that is equal to the aggregate exercise price, plus applicable withholding taxes. You will receive the balance of the sale proceeds (less commission and brokerage fees) or any shares resulting from the option exercise that did not need to be sold to cover the exercise price.

However, the Plan also provides that F.N.B. may require the exercise price to be paid entirely in cash, and refuse to recognize any other method of exercising the option.

Withholding

Under the Plan, the holder of a non-qualified option may choose to satisfy the withholding tax obligations that result from the exercise of the option by having F.N.B. withhold, out of the shares of F.N.B. common stock that are deliverable to him in connection with the option exercise, a sufficient number of the shares to pay the withholding tax. The holder must make this election at or prior to the time he delivers his exercise notice to F.N.B. The number of shares of F.N.B. common stock to be withheld will be determined based on the fair market value of a share of F.N.B. common stock on the date of the exercise notice. As an alternative, the holder may deliver previously owned shares of F.N.B. common stock to F.N.B. at the time he exercises the option to satisfy his withholding tax obligations. In general, the maximum number of shares that the option holder may elect to have withheld will be equal to the minimum federal and state withholding. However, the Plan permits the Compensation Committee or Board of Directors to limit or eliminate entirely the holder’s ability to pay his withholding tax obligation with shares of common stock by including a provision to that effect in the holder’s award agreement. Even if such a provision is not included in an award agreement, at or prior to the exercise of the option, the Compensation Committee or the Board of Directors may limit or eliminate the holder’s ability to pay his withholding tax obligation with shares of common stock if, in the opinion of the Compensation Committee or Board of Directors, it would have an adverse tax or accounting effect to F.N.B.

Adjustments Upon Changes in Capitalization, Etc.

If there is any change in our common stock by reason of any stock dividend, stock split or any other capital adjustment, or upon a combination, consolidation, reorganization or similar transaction, the Compensation Committee will make adjustments in the number and kind of shares reserved for purchase pursuant to the Plans, and in the number, kind and price of shares covered by the awards that are then outstanding, as the Compensation Committee may determine to be equitable and appropriate, if at all, in order to reflect any increase or decrease in the number of issued shares of F.N.B. common stock resulting from that change.

Transferability of Awards

In general, the options and the restricted share units are not transferable except by will or the laws of descent or distribution, but there are some exceptions to this general rule. A non-qualified stock option granted under the Plan may be transferred by the option holder to a member of his or her immediate family (i.e., spouse, children, stepchildren, parents, grandchildren and great grandchildren) or to a trust established for the benefit of one or more of these individuals.

Amendment or Termination of Plans

The term of the Plan ended in 2010. As a result, new awards cannot be granted under the Plan. The Board of Directors of F.N.B. has the right to amend the terms of the Plan, unless the amendment would (A) revoke or alter an existing option, (B) increase the number of shares of F.N.B. common stock to be reserved for options, (C) decrease the exercise price, or (D) permit the exercise of options more than 10 years after the date of grant.

Non-Qualified and Unfunded

The Plan is unfunded and does not give you any rights that are superior to those of F.N.B.’s general creditors. The Plan is not subject to the provisions of the Employment Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Internal Revenue Code of 1986.

DESCRIPTION OF COMMON STOCK

General. F.N.B. is authorized to issue 500 million shares of common stock, par value $0.01 per share, of which 139,929,242 shares were outstanding as of December 31, 2012. In connection with the completion of the merger of Annapolis Bancorp with and into F.N.B. on April 6, 2013, F.N.B. issued an additional 4,641,412 shares of its common stock.

As of December 31, 2012, F.N.B. had reserved approximately 4,633,090 shares of its common stock for issuance under employee stock plans and warrants issued to the U.S. Treasury in connection with the Capital Purchase Program of the Troubled Asset Relief Program. F.N.B. has also reserved approximately 8,828,216 shares of its common stock for issuance in connection with the pending merger between PVF Capital Corp. and F.N.B., which is anticipated to close in October 2013. After taking into account these issued and reserved shares, F.N.B. will have approximately 341,968,040 shares of authorized but unissued common stock available for issuance for other corporate purposes.

F.N.B. common stock trades on the New York Stock Exchange under the symbol “FNB.” The transfer agent and registrar for F.N.B. common stock is Registrar and Transfer Company.

Voting and Other Rights. The holders of F.N.B. common stock have one vote per share, and in general a majority of the votes cast with respect to a matter is sufficient to authorize action upon routine matters. Directors are elected by a plurality of votes cast, and each shareholder entitled to vote in an election of directors is entitled to vote each share of stock for each of the candidates for election as directors. However, shareholders do not have the right to cumulate their votes in elections of directors.

In the event of a liquidation, holders of F.N.B. common stock are entitled to receive pro rata any assets legally available for distribution to shareholders with respect to the F.N.B. shares they hold, subject to any prior rights of the holders of any F.N.B. preferred stock then outstanding.

F.N.B. common stock does not carry any preemptive rights, redemption privileges, sinking fund privileges or conversion rights. All outstanding shares of F.N.B. common stock are validly issued, fully paid and nonassessable.

Distributions. The holders of F.N.B. common stock are entitled to receive such dividends or distributions as the F.N.B. board of directors may declare out of funds legally available for such payments. The payment of distributions by F.N.B. is subject to the restrictions under the Florida Business Corporation Act applicable to the declaration of distributions by a business corporation. A corporation generally may not authorize and make distributions if, after giving effect thereto, it would be unable to meet its debts as they become due in the usual course of business or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of distribution, to satisfy the claims upon dissolution of those shareholders who have preferential rights superior to the rights of the holders of its common stock. In addition, the payment of distributions to shareholders is subject to any prior rights of any then-outstanding F.N.B. preferred stock. Stock dividends, if any are declared, may be paid from authorized but unissued shares.

The ability of F.N.B. to pay distributions is affected by the ability of its subsidiaries to pay dividends to F.N.B. The ability of F.N.B.’s subsidiaries, as well as of F.N.B., to pay dividends in the future is influenced by bank regulatory requirements and capital guidelines.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is intended only as a summary of the general U.S. income tax laws that apply to the outstanding stock option and the sale of any shares acquired through that award. This summary applies only to U.S. taxpayers. Different tax consequences may result from different circumstances. For example, if you are not a U.S. taxpayer, the taxing jurisdiction or jurisdictions that apply to you will determine the tax effects that apply to you. This summary is based on U.S. federal income tax laws in effect as of the date of this prospectus.

Tax laws are complex and subject to change. State and local taxes also may apply, and the rules governing such taxes may vary from federal income tax rules. Your actual income tax consequences depend upon your individual circumstances. Accordingly, F.N.B. strongly urges you to seek the advice of a qualified tax adviser regarding your own particular situation.

The following discussion assumes that the per share exercise price of an option is less than the fair market value of a share on the date of exercise.

Non-Qualified Stock Options

A participant in the Plan should not recognize income at the time of grant of a nonqualified stock option, and F.N.B. should not be entitled to a deduction at that time. When the nonqualified stock option is exercised, the participant should recognize ordinary income equal to the excess of the fair market value of the shares on the date of exercise over the exercise price, if any. The participant’s tax basis in these shares should equal the exercise price paid plus the amount recognized by the participant as ordinary income. F.N.B. should generally be entitled to a federal income tax deduction in F.N.B.’s tax year in which the nonqualified stock option is exercised, which is equal to the ordinary income recognized by the participant as described above. If the participant holds the shares acquired pursuant to the exercise of a nonqualified stock option for more than one year after the exercise of the option, the capital gain or loss realized upon the sale of these shares should be a long-term capital gain or loss. The participant’s holding period for the shares acquired upon the exercise of a nonqualified stock option should begin on the date of exercise.

Payment with Shares

When shares subject to an award are used to satisfy any minimum required tax withholding, the participant will generally recognize gain or loss with respect to those shares. In this situation, the participant will recognize a short-term capital gain or loss, as the case may be, equal to the difference between the amount of the minimum required tax withholding satisfied by the shares over the participant’s tax basis, if any, in those shares.

If the participant uses shares he or she owns to pay, in whole or part, the exercise price of an option, no gain or loss will be recognized with respect to these shares. In this situation, however, the tax basis of the shares received upon exercise will be the tax basis of the shares delivered as payment, share for share, to the extent the number of shares received equals the number of shares delivered as payment. The tax basis of the balance of shares received in excess of the number of shares delivered by the participant will be equal to the sum of the amount of the exercise price paid in cash, if any, plus any amount the participant is required to recognize as income as a result of the exercise.

EXPERTS

The consolidated financial statements of F.N.B. and its subsidiaries appearing in F.N.B.’s Annual Report (Form 10-K) for the year ended December 31, 2012 and the effectiveness of F.N.B.’s internal control over financial reporting as of December 31, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements and F.N.B. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities offered hereby was passed on for us by Reed Smith LLP, Reed Smith Centre, 225 Fifth Avenue, Pittsburgh, Pennsylvania 15222.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following is an estimate, subject to future contingencies, of the expenses to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered. All amounts shown are estimates, except for the registration fee.

Registration fee	$—
Legal fees and expenses	5,000
Accounting fees and expenses	3,500
Printing and miscellaneous expenses	2,000

Total	$10,500

Item 15.	Indemnification of Directors and Officers.

The Florida Business Corporations Act, as amended (the “FBCA”), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding, other than an action by, or in the right of, the corporation, by reason of the fact that he or she is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, the FBCA provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he or she is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made with respect to any claim as to which such person is adjudged liable, unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officer or director is successful on the merits or otherwise in the defense of any of such proceedings, the FBCA requires that the corporation indemnify such officer or director against expenses actually and reasonably incurred in connection therewith. However, the FBCA further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the FBCA or the corporation’s articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

The Registrant’s articles of incorporation provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the Registrant or otherwise, arising out of the service to the Registrant or to another organization at the Registrant’s request, or because of their positions with the Registrant. The Registrant’s articles of incorporation further provide that the Registrant may purchase and maintain insurance to protect itself and any such director or officer against any liability, cost or expense asserted against or incurred by him or her with respect to such service, whether or not the Registrant would have the power to indemnify him or her against such liability by law or under the provisions of this paragraph.

The Registrant’s bylaws provide that, to the fullest extent permitted by law, no director of the Registrant shall be personally liable for monetary damages for any action taken or any failure to take any action.

Item 16.	Exhibits.

The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which is incorporated herein by reference.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hermitage, Commonwealth of Pennsylvania, on April 25, 2013.

F.N.B. CORPORATION

By:	/s/ Vincent J. Delie, Jr.
Vincent J. Delie, Jr.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Vincent J. Delie, Jr. Vincent J. Delie, Jr.	President and Chief Executive Officer and a Director (principal executive officer)	April 25, 2013

/s/ Vincent J. Calabrese, Jr. Vincent J. Calabrese, Jr.	Chief Financial Officer (principal financial officer)	April 25, 2013

/s/ Timothy G. Rubritz Timothy G. Rubritz	Corporate Controller and Senior Vice President (principal accounting officer)	April 25, 2013

* William B. Campbell	Director	April 25, 2013

* James D. Chiafullo	Director	April 25, 2013

Laura E. Ellsworth	Director

* Philip E. Gingerich	Director	April 25, 2013

* Robert B. Goldstein	Director	April 25, 2013

* Stephen J. Gurgovits	Chairman of the Board and a Director	April 25, 2013

Signature	Title	Date

*	Director	April 25, 2013
David J. Malone

*	Director	April 25, 2013
D. Stephen Martz

*	Director	April 25, 2013
Robert J. McCarthy, Jr.

*	Director	April 25, 2013
Harry F. Radcliffe

*	Director	April 25, 2013
Arthur J. Rooney, II

*	Director	April 25, 2013
John W. Rose

*	Director	April 25, 2013
Stanton R. Sheetz

Director
John S. Stanik

*	Director	April 25, 2013
William J. Strimbu

*	Director	April 25, 2013
Earl K. Wahl, Jr.

*	Vincent J. Delie, Jr., by signing his name hereto, does hereby sign this document on behalf of each of the above-noted directors of the Registrant pursuant to powers of attorney duly executed by such persons.

By:	/s/ Vincent J. Delie, Jr.
Vincent J. Delie, Jr.
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of October 22, 2012, between F.N.B. Corporation and Annapolis Bancorp, Inc. (previously filed with the SEC on October 24, 2012 as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K and incorporated herein by reference)

5.1	Opinion of Reed Smith LLP (previously filed with the SEC on January 23, 2013 as Exhibit 5.1 to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-186159))

23.1	Consent of Reed Smith LLP (included in Exhibit 5.1 to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-186159) previously filed with the SEC on January 23, 2013)

23.2	Consent of Ernst & Young LLP, filed herewith

24.1	Powers of attorney (previously filed with the SEC on January 23, 2013 as Exhibit 24.1 to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-186159))

99.1	Annapolis National Bancorp, Inc. 2000 Stock Incentive Plan, filed herewith